-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                -----------------


                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 MARCH 26, 1998
                                -----------------
                Date of Report (Date of earliest event reported)

                     REPUBLIC SECURITY FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    FLORIDA
                 (State or Other Jurisdiction of Incorporation)

                  0-14671                                            59-2335075
         (Commission File Number)                         (IRS Employer Identification No.)

           4400 CONGRESS AVENUE
         WEST PALM BEACH, FLORIDA                                       33407
 (Address of principal executive offices)                            (Zip Code)

                                 (561) 840-1200
               Registrant's Telephone Number, Including Area Code

-------------------------------------------------------------------------------

ITEM 5.     OTHER EVENTS


On March 26, 1998, Republic Security Financial Corporation (the "Company") entered into a definitive agreement (the "Agreement") whereby Unifirst Federal Savings Bank ("Unifirst") will merge into Republic Security Bank ("Republic"), the Company's wholly owned subsidiary, in a stock-for-stock transaction. Unifirst is headquartered in Hollywood, Florida with two branch offices. Unifirst has total assets of approximately $140 million, loans of $109 million, deposits of $130 million and stockholders' equity of $8 million.

Under the terms of the Agreement, shareholders of Unifirst will receive shares of the Company's common stock for each share of Unifirst's common stock equal to the number determined by dividing the Unifirst Stock Value, as defined by the Agreement, by the Company's Average Closing Price, as defined by the Agreement. The Company will issue approximately 1.2 million shares of its common stock for all outstanding shares of Unifirst. The Company currently has approximately 22.8 million shares outstanding. The transaction will be a tax-free exchange accounted for as a pooling-of-interests.

The transaction is subject to shareholder approval of Unifirst, state and federal regulatory approvals and other customary closing conditions. The merger is expected to close in the third quarter of 1998.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

(c)     EXHIBITS

2.1 Agreement and Plan of Merger by and among Republic Security Financial Corporation, Republic Security Bank and Unifirst Federal Savings Bank dated March 26, 1998 (without schedules).

--------------------------------------------------------------------------------

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        Republic Security Financial Corporation
                                              (Registrant)


Date: April 2, 1998                             /S/ CARLA H. POLLARD
                                                -------------------------
                                                Carla H. Pollard
                                                Vice President/Controller

                                 EXHIBIT INDEX

EXHIBIT      DESCRIPTION
-------      -----------
  2.1 Agreement and Plan of Merger by and among Republic Security Financial Corporation, Republic Security Bank and Unifirst Federal Savings Bank dated March 26, 1998 (without schedules).